As filed with the Securities and Exchange Commission on July 13, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	6411	73-1015226
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

(405) 235-4546

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael J. Foster, Esq.

Senior Vice President and General Counsel

LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

(405) 235-4546

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Robert L. Kimball

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

(214) 220-7700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.10 par value per share	4,069,324	$11.18	$45,495,042	$4,581
Common Stock, $0.10 par value per share (3)	456,225	$11.18	$5,100,596	$514
Total	4,525,549	$11.18	$50,595,638	$5,095

(1)	Represents shares offered by the selling stockholder.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the Registrant’s common stock on July 7, 2016, as reported on the New York Stock Exchange.
(3)	Represents the shares of common stock issuable upon election pursuant to the Series E COD (as defined below) by the holders of Series E Cumulative Redeemable Class C Preferred Stock to redeem the Participation Rights Value in common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 13, 2016

4,525,549 Shares

LSB INDUSTRIES, INC.

COMMON STOCK

This prospectus relates to the offer and sale by the selling stockholder identified in this prospectus of (i) up to 4,069,324 shares of our common stock, par value $0.10 per share, issued upon the exercise of warrants to purchase our common stock, which warrants were issued to the selling stockholder in connection with a private placement completed on December 4, 2015, and which were exercised on May 19, 2016 and (ii) up to 456,225 shares of common stock representing the Participation Rights Value (as defined in the Certificate of Designations setting forth the rights, preferences, privileges and restrictions applicable to the Series E cumulative redeemable Class C preferred stock (“Series E Preferred”), as filed with the Secretary of State of the State of Delaware (the “Series E COD”)) that may be settled in common stock at the election of the Series E Preferred holders.

We are not selling any shares of our common stock and we will not receive any proceeds from the sale of the shares by the selling stockholder. We have agreed to pay certain registration expenses, other than underwriting discounts and commissions.

The selling stockholder may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock in a number of different ways and at varying prices. See “Plan of Distribution” for more information.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LXU.” On July 12, 2016, the last sale price of our common stock as reported on the NYSE was $13.05 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2016

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in this prospectus to “LSB,” “the Company,” “we,” “our,” and “us” refer to LSB Industries, Inc., a Delaware corporation, and its consolidated subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto and other documents incorporated by reference in this prospectus before making an investment decision.

Overview

LSB manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for Covestro LLC in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States.

Recent Developments

On May 11, 2016, the Company, Consolidated Industries L.L.C., an Oklahoma limited liability company and a direct, wholly owned subsidiary of the Company (“Consolidated”), and The Climate Control Group, Inc., an Oklahoma corporation and a direct, wholly owned subsidiary of Consolidated and an indirect subsidiary of the Company (the “Climate Control Group”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with NIBE Industrier AB (publ), a Swedish corporation (“NIBE”), and NIBE Energy Systems Inc., a Delaware corporation and an indirect wholly owned subsidiary of NIBE (the “Purchaser”) to sell the Company’s Climate Control Business.

Under the terms of the Stock Purchase Agreement, the Company, through Consolidated, agreed to sell to the Purchaser all of the outstanding shares of stock of the Climate Control Group for a total of approximately $364,000,000, subject to closing and post-closing adjustments (the “Sale”).

The closing of the Sale occurred on July 1, 2016. The terms of the Sale are described in greater detail in our Current Reports on Form 8-K filed with the SEC on May 13, 2016 and July 8, 2016, which are incorporated by reference into this prospectus, including the unaudited pro forma financial statements of the Company giving effect to the foregoing transactions.

Corporate Information

Our common stock is listed on the New York Stock Exchange under the ticker symbol “LXU.” Our principal executive offices are located at 16 South Pennsylvania, Oklahoma City, Oklahoma 73107, and our telephone number is (405) 235-4546. Our website address is www.lsbindustries.com. Neither our website nor any information contained on our website is part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholder	4,069,324 shares of common stock held by the selling stockholder and 456,225 shares of common stock representing the Participation Rights Value of the Series E Preferred that may be settled in common stock at the election of the Series E Preferred holders.

Common stock outstanding	27,963,182 shares (1).

Selling stockholder	LSB Funding LLC. See “Selling Stockholder” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder in this offering. See “Use of Proceeds.”

Dividend policy	We have not paid cash dividends on our outstanding shares of common stock during the two most recent fiscal years but have paid cash dividends on our outstanding series of convertible preferred stock during this period. See discussion concerning dividends and restrictions in payment of dividends below under “Dividend Policy.”

Risk factors	Investing in our common stock involves risks. You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

NYSE ticker symbol	“LXU”

(1)	Excludes 3,317,503 shares held in treasury.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to Our Common Stock and this Offering

The trading price of our common stock may decline, and you may not be able to resell shares of our common stock at prices equal to or greater than the price you paid or at all.

The trading price of our common stock may decline for many reasons, some of which are beyond our control, including, among others:

•	our results of operations and financial condition;

•	changes in expectations as to our future results of operations and prospects, including financial estimates and projections by securities analysts and investors;

•	results of operations that vary from those expected by securities analysts and investors;

•	strategic actions by our competitors;

•	strategic decisions by us, our clients or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	changes in applicable laws and regulations;

•	changes in accounting principles;

•	announcements of claims against us by third parties;

•	future sales of our common stock by us, the selling stockholder, significant stockholders or our directors or executive officers;

•	the realization of any risks describes under this “Risk Factors” section or those incorporated by reference;

•	additions or departures of key management personnel;

•	changes in general market and economic conditions;

•	volatile and unpredictable developments, including man-made, weather-related and other natural disasters, catastrophes or terrorist attacks in the geographic regions in which we operate; and

•	increased competition, or the performance, or the perceived or anticipated performance, of our competitors.

In addition, the stock market in general, including recently, has experienced significant volatility that often has been unrelated to the operating performance of companies whose shares are traded. These market fluctuations could adversely affect the trading price of our common stock, regardless of our actual operating performance. As a result, the trading price of our common stock may decline, and you may not be able to sell your shares at or above the price you pay to purchase them, or at all. Further, we could be the subject of securities class action litigation due to any such stock price volatility, which could divert management’s attention and adversely affect our results of operations.

Future sales of our common stock could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We may sell additional shares of common stock in subsequent public or private offerings. We may also issue additional shares of common stock or convertible securities. As of June 30, 2016, we had 27,963,182 outstanding shares of common stock, excluding 3,317,503 shares held in treasury. This number includes 4,069,324 of the shares that the selling stockholder is offering pursuant to this prospectus, which may be resold immediately in the public market.

We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

There is an increased potential for short sales of our common stock due to the sales of shares issued upon exercise of warrants or the redemption of the Series E Preferred’s Participation Rights Value, which could materially affect the market price of the stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock issued in connection with the exercise of warrants or the redemption of the Series E Preferred’s Participation Rights Value could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Such sales of our common stock could have a tendency to depress the price of the stock, which could increase the potential for short sales.

We may have to pay registration delay payments to the selling stockholder, which would increase our expenses and reduce our cash resources.

In connection with the private placement as described in “Private Placement of Common Stock and Warrants,” we entered into a registration rights agreement. Under the terms of the registration rights agreement, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within twelve months of December 4, 2015 or we otherwise fail to comply with certain provisions set forth in the registration rights agreement, we will be required to pay the selling stockholder 0.25% of the liquidated damages multiplier per 30-day period, that shall accrue daily, for the first 30 days following the last day of the twelve-month period, increasing by an additional 0.25% of the liquidated damages multiplier per 30-day period, that shall accrue daily, for each subsequent 30 days, up to a maximum of 1.00% of the liquidated damages multiplier per 30-day period. There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective for the time periods necessary to avoid payments. Any payment would increase our expenses and reduce our cash resources.

Because we currently have no plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We currently do not expect to pay any cash dividends on our common stock. Any future determination to pay cash dividends or other distributions on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operation results, capital requirements, and contractual, regulatory and other restrictions, including restrictions contained in the senior secured credit facility or agreements governing any existing and future outstanding indebtedness we or our subsidiaries may incur, on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate, or we may require additional funds to pursue acquisition or expansion opportunities. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders may experience dilution. Our board is authorized to issue preferred stock which could have rights and preferences senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock, diluting their interest or being subject to rights and preferences senior to their own.

If securities analysts do not publish research or reports about our business or if they downgrade or provide negative outlook on our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts cease coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”) and Amended and Restated Bylaws, as amended (our “Bylaws”), may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	a classified board of directors with staggered three-year terms;

•	the ability of our board of directors to issue, and determine the rights, powers and preferences of, one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings; and

•	certain limitations on convening special stockholder meetings.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

See “Description of Capital Stock.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference in the prospectus contain statements that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements, including statements about industry trends and other matters that do not relate strictly to historical facts, are based on management’s expectations and assumptions, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” “target,” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements regarding:

•	projections of revenue, margins, expenses, earnings from operations, cash flows or other financial items;

•	plans, strategies and objectives of management for future operations, including statements relating to developments or performance of our products;

•	future economic conditions or performance;

•	the outcome of outstanding claims or legal proceedings;

•	assumptions underlying any of the foregoing;

•	any other statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future; and

•	statements described under the heading “Special Note Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2015 (“Form 10-K”) and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (“Form 10-Q”) filed with the SEC, each of which is hereby incorporated herein by reference.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Our management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the financial markets, as well as factors specific to us and our subsidiaries, as discussed under the heading “Risk Factors” in our Form 10-K and Form 10-Q and other filings with the SEC and incorporated into this prospectus by reference.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed above and elsewhere in this prospectus, including, without limitation, our Form 10-K and Form 10-Q, or in our other SEC filings. Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this prospectus is filed with the SEC. Unless specifically required by law, we undertake no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely affect our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate us. Any of our investors should consider all risks and uncertainties disclosed in our SEC filings, described under the section entitled “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov. We note that all website addresses given in this prospectus are for information only and are not intended to be an active link or to incorporate any website information into this document.

PRIVATE PLACEMENT OF PREFERRED STOCK AND COMMON STOCK WARRANTS

The following description is a summary and is qualified in its entirety by reference to the Securities Purchase Agreement, the Warrant Agreement, and the Registration Rights Agreement (all as defined below), which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

On December 4, 2015, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with LSB Funding LLC, a Delaware limited liability company (the “selling stockholder”), and Security Benefit Corporation, a Kansas corporation (the “Purchaser Guarantor”), pursuant to which the Company agreed to sell to the selling stockholder, in a private placement (the “Private Placement”) exempt from registration under the Securities Act, (i) $210,000,000 of Series E Preferred, (ii) warrants to purchase 4,103,746 shares of common stock, par value $0.10, of the Company (the “common stock”), which was equal to 17.99% of the outstanding shares of common stock before the completion of the Private Placement (each a “Warrant” and collectively, the “Warrants”), and (iii) one share of Series F redeemable Class C preferred stock (the “Series F Preferred,” and together with the Series E Preferred and the Warrants, the “Securities”). The Private Placement closed on December 4, 2015 (the “Closing Date”).

In connection with the Securities Purchase Agreement, on December 4, 2015, we entered into the registration rights agreement (the “Registration Rights Agreement”) with the selling stockholder relating to the registered resale of the common stock issuable upon exercise of the Warrants and certain other common stock, including the 456,225 shares of common stock representing the Participation Rights Value of the Series E Preferred that may be settled in common stock at the election of the Series E Preferred holders. Pursuant to the Registration Rights Agreement, the Company is required to file or cause to be filed a registration statement for such registered resale within nine months following the Closing Date and is required to use commercially reasonable efforts to cause the registration statement to become effective as soon as practicable thereafter. In certain circumstances, the Purchaser will have piggyback registration rights and rights to request an underwritten offering as described in the Registration Rights Agreement. The Purchaser will cease to have registration rights under the Registration Rights Agreement on the later of the tenth anniversary of the Closing Date and the date on which the Registrable Securities (as defined in the Registration Rights Agreement) covered by the Registration Statement (as defined in the Registration Rights Agreement) cease to be Registrable Securities.

Each Warrant affords the holder the opportunity to purchase one share of common stock at a warrant exercise price of $0.10. The Warrants expire on December 4, 2025.

The selling stockholder exercised the Warrants in full by means of an exercise notice dated May 19, 2016. The selling stockholder elected a cashless, or net, exercise as permitted in the Warrants. The selling stockholder was issued 4,069,324 shares of common stock.

In connection with the issuance of the Series E Preferred, at any time after August 2, 2019, each Series E Preferred holder has the right to elect to have such holder’s shares redeemed by the Company at a redemption price per share equal to the liquidation preference per share of $1,000 plus accrued and unpaid dividends (the “Liquidation Preference”) of such share as of the redemption date. Additionally, the Company, at its option, may redeem the Series E Preferred at any time at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Lastly, with receipt of (i) prior consent of the electing Series E holder or a majority of shares of Series E Preferred and (ii) all other required approvals, including under any principal U.S. securities exchange on which the common stock is then listed for trading, the Company can redeem the Series E Preferred by the issuance of shares of common stock having an aggregate common stock price equal to the amount of the aggregate Liquidation Preference of such shares being redeemed in shares of common stock in lieu of cash at the redemption date.

Pursuant to the Securities Purchase Agreement and the Registration Rights Agreement, we are registering 4,069,324 shares of our common stock issued to the selling stockholder upon the exercise of the Warrants. Pursuant to the Series E COD and the Registration Rights Agreement, we are registering 456,225 shares of common stock representing the Participation Rights Value of the Series E Preferred that may be settled in common stock at the election of the Series E Preferred holders.

USE OF PROCEEDS

The shares of our common stock being offered by this prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of these shares by the selling stockholder.

MARKET PRICE OF OUR COMMON STOCK

Our common stock trades publicly on the NYSE under the symbol “LXU”. On July 12, 2016, the last sale price of our common stock as reported on the NYSE was $13.05 per share.

The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NYSE:

	High	Low
2014:
First quarter	$41.00	$31.22
Second quarter	$42.37	$35.77
Third quarter	$42.41	$35.63
Fourth quarter	$37.83	$28.91
2015:
First quarter	$42.91	$29.00
Second quarter	$47.33	$40.06
Third quarter	$41.74	$15.16
Fourth quarter	$18.23	$5.38
2016:
First quarter	$14.10	$3.68
Second quarter	$15.50	$7.73
Third quarter (through July 12, 2016)	$13.42	$11.87

DIVIDEND POLICY

We have not paid cash dividends on our outstanding common stock in many years, and we do not currently anticipate paying cash dividends on our outstanding common stock in the near future. However, our Board has not made a decision whether or not to pay such dividends on our common stock in 2016.

Dividends on the Series E Preferred are cumulative and payable semi-annually, commencing May 1, 2016, in arrears at the annual rate of 14% of the liquidation value of $1,000 per share. Each share of Series E Preferred is entitled to receive a semi-annual dividend, when approved by our Board, of $70.00 per share for the aggregate semi-annual dividend of $14.7 million. In addition, dividends in arrears at the dividend date, until paid, shall compound additional dividends at the annual rate of 14%. We also must declare a dividend on the Series E Preferred on a pro rata basis with our common stock. As long as the purchaser holds at least 10% of the Series E Preferred, we may not declare dividends on our common stock and other preferred stocks unless and until dividends have been declared and paid on the Series E Preferred for the then current dividend period in cash. As of March 31, 2016, the amount of accumulated dividends on the Series E Preferred was approximately $9.6 million.

During the first quarter of 2015, annual dividends totaling $300,000 were declared on our outstanding Series D 6% cumulative convertible Class C preferred stock (the “Series D Preferred”) and Series B 12% cumulative convertible Class C Preferred Stock (the “Series B Preferred”) and subsequently paid in 2015 using funds from our working capital. Dividends on the Series D Preferred and the B Preferred are payable annually, only when declared by our Board, as follows:

•	$0.06 per share on our outstanding non-redeemable Series D Preferred for an aggregate dividend of $60,000, and

•	$12.00 per share on our outstanding non-redeemable Series B Preferred for an aggregate dividend of $240,000.

As of March 31, 2016, the amount of accumulated dividends on the Series D Preferred and Series B Preferred totaled approximately $0.1 million. All shares of the Series D Preferred and Series B Preferred are owned by the Golsen Holders. There are no optional or mandatory redemption rights with respect to the Series B Preferred or Series D Preferred.

While we have no current plans to pay dividends on our common stock, we will continue to evaluate the cash generated by our business and we may decide to pay a dividend in the future. Any future determinations relating to our dividend policies and the declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our board of directors and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

In addition, under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, our capital, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits any dividends upon any shares of our capital stock until the deficiency has been repaired.

SELLING STOCKHOLDER

This prospectus covers the public resale of the shares of common stock purchased in the private placement by the selling stockholder named below, which we refer to collectively herein as the Shares. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them, but makes no representation that any of the Shares will be offered for sale. The selling stockholder is not a director, officer or employee of ours or an affiliate of such person. On December 4, 2015, in connection with the private placement, the Company entered into the Board Representation and Standstill Agreement. Pursuant to the Board Representation and Standstill Agreement, the Company agreed to permit the selling stockholder to appoint three nominees to the board of directors of the Company (the “Board”), at least one of which will meet the New York Stock Exchange standards of independence. Until the Board Designation Termination Date (as defined in the Board Representation and Standstill Agreement), so long as the selling stockholder or its affiliates own the Series E Preferred or the Warrants, the selling stockholder will continue to be entitled to designate three directors. In the event of redemption in full of the Series E Preferred by the Company, the selling stockholder will be entitled to designate only two directors so long as the selling stockholder owns the Warrants or any shares of common stock issuable thereunder. However, the selling stockholder will be entitled to designate only one director nominee in the event the selling stockholder and its affiliates collectively cease to beneficially own at least 10% (but not greater than 24.99%) of the common stock issued pursuant to the Warrants (whether owned directly or as a right to acquire upon exercise of the Warrants). The selling stockholder’s rights to designate any directors will terminate when the selling stockholder and its affiliates collectively cease to beneficially own at least 10% of the common stock issued pursuant to the Warrants (whether owned directly or as a right to acquire upon exercise of the Warrants).

The table below presents information regarding the selling stockholder and the Shares that the selling stockholder may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the name of the selling stockholder;

•	the number of Shares owned by the selling stockholder prior to the sale of the Shares covered by this prospectus;

•	the number of Shares that may be offered by the selling stockholder pursuant to this prospectus;

•	the number of Shares owned by the selling stockholder following the sale of any Shares covered by this prospectus; and

•	the percentage of common stock owned by the selling stockholder following the sale of any Shares covered by this prospectus.

All information with respect to common stock ownership of the selling stockholder has been furnished by or on behalf of the selling stockholder and is as of July 7, 2016. We believe, based on information supplied by the selling stockholder, that except as may otherwise be indicated in the footnotes to the table below, the selling stockholder has sole voting and dispositive power with respect to the common stock reported as beneficially owned by them. Because the selling stockholder identified in the table may sell some or all of the Shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling stockholder upon termination of this offering. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock it holds in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholder provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholder will sell all of the Shares beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. The percent of beneficial ownership for the selling stockholder is based on 27,963,182 shares of our common stock, excluding 3,317,503 shares held in treasury, outstanding as of the date of this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(2)	Percentage of Common Stock Owned After Offering(2)
LSB Funding LLC(3)	4,525,549	4,525,549	0	0%

(1)	We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling stockholder named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Represents 4,069,324 shares of common stock issued to LSB Funding LLC upon the cashless exercise of warrants and 456,225 shares of common stock issuable upon election pursuant to the Series E COD by holders of the Series E Preferred to redeem the Participation Rights Value in common stock.
(2)	Assuming that all of the shares represented by this prospectus have been sold and that any redemption of the Series E Preferred is settled solely in cash.
(3)	The address of LSB Funding LLC is 350 Park Avenue, 14th Floor, New York, New York 10022. LSB Funding LLC owns one share of Series F Preferred Stock, which entitles LSB Funding LLC to a number of votes equal to 4,559,971 shares (the “Voting Shares”) of common stock, provided, that the number of votes that may be cast by the Series F Preferred Stock shall be automatically reduced by a number of votes equal to the number of shares of common stock into which the Warrants are exercised (and the number offset in any cashless exercise). The Series E Preferred has a participating right in dividends and liquidating distributions equal to 456,225 shares of common stock. Following the cashless exercise of the Warrants, LSB Funding LLC is entitled to 4,069,324 votes represented by common stock plus an additional 456,225 Voting Shares.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer, in the case of our common stock, under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Incorporation, and our Bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law may also affect the terms of these securities.

Authorized capital stock

Our authorized capital stock consists of

•	75,000,000 shares of common stock, $.10 par value per share;

•	250,000 shares of preferred stock, $100 par value per share (“Preferred Stock”); and

•	5,000,000 shares of Class C Preferred Stock, no par value (“Class C Preferred Stock”).

Common Stock

On June 30, 2016, 27,963,182 shares of our common stock were issued and outstanding, excluding 3,317,503 shares held in treasury. All outstanding shares of our common stock are duly authorized, fully paid and nonassessable.

Dividends. Subject to preferential dividend rights of any other class or series of stock, the holders of shares of our common stock are entitled to receive dividends, including dividends of our stock, if, as and when declared by our board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of our preferred stock.

Liquidation. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of our common stock will be entitled to share ratably in all assets that remain, subject to any rights that are granted to the holders of any class or series of preferred stock.

Voting Rights. For all matters submitted to a vote of stockholders, each holder of our common stock is entitled to one vote for each share registered in the holder’s name. Holders of our common stock vote together as a single class. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a majority of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Other Rights and Restrictions. Subject to the preferential rights of any other class or series of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities. Our Certificate of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer the holder’s shares of our common stock.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our outstanding preferred stock and of any series of preferred stock which we may designate and issue in the future.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “LXU.”

Transfer Agent and Registrar. The transfer agent for our common stock is Computershare Limited.

Preferred Stock

Under our Certificate of Incorporation we have authority, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 250,000 shares of Preferred Stock, and 5,000,000 shares of Class C Preferred Stock. Our board of directors has authorized 350,000 shares of Series A Junior Participating Class C Preferred (“Series A Preferred Stock”) for issuance under our stockholder rights plan. See “—Preferred Share Rights Plan” below.

The Preferred Stock and Class C Preferred Stock are issuable in one or more series, each with such designations, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine in resolutions providing for their issuance. As of June 30, 2016, the following shares of Preferred Stock and Class C Preferred Stock are authorized:

•	20,000 shares of our Series B 12% cumulative, convertible preferred stock, $100 par value (“Series B Preferred”), of which 20,000 shares are issued and outstanding;

•	1,000,000 shares of our Series D 6% cumulative, convertible Class C preferred stock no par value (“Series D Preferred”), of which 1,000,000 shares are issued and outstanding;

•	210,000 shares of our Series E 14% cumulative, redeemable Class C preferred stock, no par value (“Series E Preferred”), of which 210,000 shares are issued and outstanding; and

•	1 share of our Series F redeemable Class C preferred stock, no par value (“Series F Preferred”), of which one share is issued and outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including loss of voting control to others.

As of June 30, 2016, we had outstanding the following series of Preferred Stock and Class C Preferred Stock:

Series B Preferred, par value $100. All of the Series B Preferred shares are owned by the Golsen Group (defined under “Preferred Share Rights Plan,” below). Each share of the Series B Preferred:

•	is entitled to receive cumulative cash dividends, when and as declared by our board of directors, at the annual rate of 12% of the par value of each outstanding share;

•	is entitled to one vote for each outstanding share on all matters submitted to a vote of shareholders and votes together with our common stock and each series of voting preferred stock as a single class or as otherwise required by law;

•	is convertible, at any time and at the option of the holder, into 33.3333 shares of our common stock, subject to adjustment under certain conditions; and

•	in the event of our liquidation, each outstanding share will be entitled to be paid its par value, plus accrued and unpaid dividends, before any payment is made to holders of our common stock, but will not be entitled to participate any further in our assets.

Series D Preferred, no par value. All outstanding shares of Series D Preferred are owned by the Golsen Group. Each outstanding share of Series D Preferred:

•	has a liquidation preference of $1.00 per share;

•	is to receive cumulative cash dividends, when and if declared by our board of directors, at the rate of 6% per annum of the liquidation preferences;

•	shall be entitled to .875 votes on all matters submitted to a vote of shareholders and vote together with our common stock and each series of voting preferred stock as a single class or as otherwise required by law;

•	shall have the right to convert four shares of Series D Preferred into one share of our common stock (equivalent to a conversion price of $4 per share of our common stock), subject to adjustment under certain conditions;

•	in the event of our liquidation, dissolution or winding up or any reduction in our capital resulting from any distribution of assets to our shareholders, shall receive the sum $1.00, plus all accrued and unpaid dividends, before any amount is paid to holders of our common stock; and

•	there shall be no mandatory or optional redemption of these shares.

Series E Preferred, no par value. All of the Series E Preferred shares are owned by LSB Funding LLC. Each share of the Series E Preferred:

•	is entitled to receive dividends that are cumulative and payable semi-annually, commencing May 1, 2016, in arrears at the annual rate of 14% of the liquidation value of $1,000 per share. Each share of Series E Preferred is entitled to receive a semi-annual dividend, only when declared by our board of directors, of $70.00 per share for the aggregate semi-annual dividend of $14.7 million. In addition, dividends in arrears at the dividend date, until paid, shall compound additional dividends at the annual rate of 14%. We also must declare a dividend on the Series E Preferred on a pro rata basis with our common stock. As long as LSB Funding LLC holds at least 10% of the Series E Preferred, we may not declare dividends on our common stock and other preferred stocks unless and until dividends have been declared and paid on the Series E Preferred for the then current dividend period in cash.

•	Generally, the holders of the Series E Preferred will not have any voting rights or powers, and consent of holders of Series E Preferred will not be required for taking of any action by LSB.

•	At any time on or after August 2, 2019, each Series E Holder has the right to elect to have such holder’s shares redeemed by LSB at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. The Series E Preferred has a liquidation preference per share of $1,000 plus accrued and unpaid dividends plus the participation rights value (the “Liquidation Preference”). Additionally, LSB, at its option, may redeem the Series E Preferred at any time at a redemption price per share equal to the Liquidation Preference of such share as of the redemption date. Lastly, with receipt of (i) prior consent of the electing Series E holder or a majority of shares of Series E Preferred and (ii) all other required approvals, including under any principal U.S. securities exchange on which our common stock is then listed for trading, LSB can redeem the Series E Preferred by the issuance of shares of common stock having an aggregate common stock price equal to the amount of the aggregate Liquidation Preference of such shares being redeemed in shares of common stock in lieu of cash at the redemption date.

•	In the event of liquidation, the Series E Preferred is entitled to receive its Liquidation Preference before any such distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other Junior Stock (as defined below). In the event of a change of control, we must make an offer to purchase all of the shares of Series E Preferred outstanding.

•	With respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of LSB, whether voluntary or involuntary, all shares of Series E Preferred shall rank (i) senior to the common stock, the Series B Preferred, the Series D Preferred, the Series 4 Junior Participating Class C Preferred Stock and any other class or series of stock of LSB (other than Series E Preferred) that ranks junior to the Series E Preferred either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation (the “Junior Stock”), (ii) on a parity with the other shares of Series E Preferred and any other class or series of stock of LSB (other than Series E Preferred) created after the date of the Series E COD (that specifically ranks pari passu to the Series E Preferred) and (iii) junior to any other class or series of stock of LSB created after the date of the Series E COD that specifically ranks senior to the Series E Preferred.

Series F Preferred, no par value. All of the Series F Preferred shares are owned by LSB Funding LLC. The share of the Series F Preferred:

•	No dividends shall be payable in respect of the Series F Preferred.

•	The Series F Preferred has voting rights (the “Series F Voting Rights”) to vote as a single class on all matters which the common stock have the right to vote and was initially entitled to a number of votes equal to 4,559,971 shares of common stock; provided however, the number of votes that may be cast by the Series F Preferred will be reduced automatically upon the occurrence of certain events. Because of the occurrence of one of these events, the Series F Preferred currently has voting rights equal to 456,225 shares of common stock.

•	The Series F Preferred will be automatically redeemed by LSB, in whole and not in part, for $0.01 immediately following the date upon which the Series F Voting Rights have been reduced to zero.

•	In the event of liquidation, the Series F Preferred is entitled to receive its liquidation preference of $100 before any such distribution of assets or proceeds is made to or set aside for the holders of common stock and any other stock junior to the Series F Preferred.

•	With respect to the distribution of assets upon liquidation, dissolution or winding up of LSB, whether voluntary or involuntary, the Series F Preferred ranks (i) senior to the common stock and (ii) junior to Series B Preferred, Series D Preferred, Series 4 Junior Participating Class C Preferred Stock, Series E Preferred and any other class or series of stock of LSB after the date of the Certificate of Designations setting forth the rights, preferences, privileges and restrictions applicable to the Series F Preferred, as filed with the Secretary of State of the State of Delaware that specifically ranks senior to the Series F Preferred.

Pursuant to our Certificate of Incorporation we are authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power or rights of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

The summaries above of selected provisions of our common stock and preferred stock are qualified entirely by the provisions of our Certificate of Incorporation, our Bylaws and our debt agreements, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our Certificate of Incorporation, our Bylaws and our debt agreements. To the extent that any particular provision described in a prospectus supplement differs from any of the provisions described in this prospectus, then the provisions described in this prospectus will be deemed to have been superseded by that prospectus supplement.

Preferred Share Rights Plan

We maintain a preferred share rights plan, which is governed by a Renewed Rights Agreement, dated December 2, 2008, as amended on December 4, 2015, with UMB Bank, n.a., as Rights Agent (“Renewed Rights Agreement”). The Renewed Rights Agreement became effective on January 5, 2009. Pursuant to the Renewed Rights Agreement, our board of directors declared a dividend distribution of one Right for each outstanding share of our common stock to stockholders of record on January 5, 2009 (the “Record Date”). The Renewed Rights Agreement also contemplates the issuance of one Right for each share of common stock which is issued by us between the Record Date and the Distribution Date (as defined below) (or earlier redemption or termination of the Rights).

Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Preferred Stock, at an initial purchase price of $47.75 per one-one hundredth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description of the Rights is set forth in the Renewed Rights Agreement.

Until the earlier of (a) 10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person” which excludes LSB Funding LLC and its Affiliates and Associates (as defined therein) in connection with the issuance of certain securities of the Company, and additional securities issuable as contemplated by the terms of those securities, to LSB Funding LLC in connection with the transactions contemplated by the Securities Purchase Agreement) have acquired beneficial ownership of 15% or more of our outstanding common stock (except pursuant to a Permitted Offer, as defined below, or by Excluded Persons, as defined below) or (b) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention (which intention remains in effect for five business days after the announcement) to make a tender or exchange offer, the consummation of which would result in a person or group becoming an Acquiring Person of 15% or more of our common stock, except pursuant to a Permitted Offer or by an Excluded Person (the earlier of such dates being called the “Distribution Date”), the Rights are not exercisable and are not transferable apart from our common stock. Under the Renewed Rights Plan, a person is also deemed to beneficially own shares of our common stock that are the subject of a derivative transaction entered into, or a derivative security acquired by, such person, which gives such person the economic equivalent of ownership. As soon as practicable after the Rights become exercisable, separate Rights certificates would be issued and the Rights would become transferable apart from our common stock. The Rights held by the person or group who triggers the Rights shall be null and void and are not exercisable.

The Rights will not become exercisable or non-redeemable based on the common stock held or beneficially owned by any of the following persons or entities (“Excluded Persons”):

•	LSB;

•	any of our subsidiaries;

•	any employee benefit plan of LSB or our subsidiaries;

•	any entity holding common stock for or pursuant to any employee benefit plan of LSB or our subsidiaries;

•	any member of the “Golsen Group”, which are (a) Jack E. Golsen, (b) his wife and children, (c) the spouse and children of Jack E. Golsen’s children, (d) the estate, executor administrator, guardian or custodian of person’s described in (a), (b) and (c) above, (e) any corporation, partnership, limited liability company, other entity or trust of which at least 80% of the voting stock, membership or equity interest (or, as to trusts, presumptive interest in principle and income) is beneficially owned by persons described in (a), (b), (c) and (d) above, and (f) certain other affiliates, or associates of the persons described in (a), (b), (c) and (d) above;

•	any person whom our board of directors determines acquired 15% or more of the common stock inadvertently (including, without limitation, (a) any person who was unaware that he, she or it was the beneficial owner of a percentage of the common stock that would otherwise cause such person to trigger the Rights or (b) such person was unaware of the extent of its beneficial ownership of common stock but had no actual knowledge of the consequences of such and had no intention on influencing control of us) and such person divests, within 10 business days from the date of the board’s determination a sufficient number of shares (or derivative common shares) so as to no longer beneficially own 15% of the common stock; or

•	any person who acquires beneficial ownership of 15% or more of the common stock solely as the result of purchases by us of common stock, unless such person shall, after such share repurchase by us, become the beneficial owner of an additional 1% or more of the then outstanding shares of our common stock.

The Renewed Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights):

•	the Rights will be transferred with and only with our common stock;

•	new common stock certificates issued after the Record Date, upon transfer or new issuance of common stock by us will contain a notation incorporating the Renewed Rights Agreement by reference; and

•	the surrender for transfer of any certificates for common stock, even without such notation (or a copy of this Summary of Rights) being attached thereto, will also constitute the transfer of Rights associated with the common stock represented by such certificate.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to the holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on January 4, 2019 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by us, in each case, as described below.

In the event that any person becomes an Acquiring Person (except pursuant to a tender or exchange offer which is for all outstanding shares of common stock at a price and on terms which a majority of certain members of the board of directors determines to be adequate and in the best interests of us, our stockholders and other relevant constituencies, other than the Acquiring Person, its affiliates and associates (a “Permitted Offer”)), each holder of a Right (except Rights which have been voided as set forth herein) will thereafter have the Right (the “Flip-In Rights”) to receive upon exercise the number of shares of common stock or of one-one hundredths of a share of Series A Preferred Stock (or, in certain circumstances, other securities of the Company) having a value (on the date such person became an Acquiring Person) equal to two times the Purchase Price of the Right.

If an acquiring company were to merge or otherwise combine with us, or we were to sell 50% or more of our assets or earning power, each Right then outstanding would “flip-over” and thereby would become a right to buy that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. The acquirer who triggered the Rights is excluded from the ability to “flip-over.” A merger or other combination would not entitle the Rights to “flip-over” if such transaction is consummated with a person or group who acquired our common stock pursuant to a Permitted Offer (as defined below), the price per share of common stock paid to all holders of common stock is not less than the price per share of common stock pursuant to the Permitted Offer, and the form of consideration offered in such transaction is the same as the form of consideration paid pursuant to the Permitted Offer. “Permitted Offer” is a tender or exchange offer for all shares of our common stock at a price and on terms that a majority of the board of directors, who are not officers or the person or group who could trigger the exercisability of the Rights, deems adequate and in our best interest and our stockholders’ best interest.

The Purchase Price payable, and the number of Series A Preferred Stock, our common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;

•	upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then current market price of the Series A Preferred Stock; or

•	upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of our common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of our common stock occurring, in any such case, prior to the Distribution Date.

Any Rights that are beneficially owned by (a) any Acquiring Person (or any affiliate or associate of such Acquiring Person), (b) a transferee of an Acquiring Person (or any affiliate or associate thereof) who becomes a transferee after the Acquiring Person becomes such, or (c) under certain conditions, a transferee of any Acquiring Person (or any affiliate or associate thereof) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such, shall be null and void and no holder of such Rights shall thereafter have rights to exercise such Rights.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such Person (or affiliate or associate of an Acquiring Person) of 50% or more of our outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of our common stock, or one-one hundredth of a Preferred Share (or of a share of a class or series of our preferred stock having equivalent Rights, preferences and privileges), per Right (subject to adjustment). Upon our board of directors ordering the exchange, the right to exercise the Right shall terminate and the only right thereafter shall be to receive the shares in accordance with the exchange.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise.

At any time prior to the earlier of the Distribution Date or Final Expiration Date, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”), adjusted to reflect any stock split, stock dividend or similar transaction, and payable, at the option of the Company, either in cash, shares of our common stock, or any other form of consideration deemed appropriate by our board of directors. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holder of Rights will be to receive the Redemption Price.

The terms of the Renewed Rights Agreement and the Rights may be amended by us without the consent of the holders of the Rights, in order to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions contained therein, or to make any other changes or amendments to the provisions contained therein which we may deem necessary or desirable, except that from and after such time as any person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person or any affiliate or associate of the Acquiring Person). No amendment to the Renewed Rights Agreement or our Rights shall be made which changes the redemption price or the number of Series A Preferred Stock or shares of common stock for which a Right is exercisable or exchangeable.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of LSB, including, without limitation, the right to vote or to receive dividends.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

Our Certificate of Incorporation and Our Bylaws

Provisions of our Certificate of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our Certificate of Incorporation and Bylaws:

•	provide for the division of the Board into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year; with each class of directors elected for a term of three years and until the stockholders elect their qualified successors.

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by a majority of directors then in office, even if less than a quorum, or by the sole remaining director;

•	provide that our Certificate of Incorporation and Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding voting stock;

•	provide that special meetings of our stockholders may only be called by our chairman or by a majority of the directors then in office;

•	provide that the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of LSB voting as a single class shall be required for the approval or authorization of any (i) merger or consolidation of LSB with or into any other corporation, or (ii) sale, lease or exchange of all or substantially all of the assets of LSB to or with any other corporation, person or entity; provided, however, that such two-thirds voting requirement shall not be applicable if (a) LSB is merged with a corporation in which at least two-thirds of the outstanding shares of each class of stock of such corporation is owned by LSB, or (b) if a transaction described in clauses (i) or (ii) above has been approved by a vote of at least a majority of the members of the board of directors of LSB. If such two-thirds voting requirement of the outstanding voting stock of LSB shall not be applicable under the provisions of clauses (a) or (b) above, then in such event transactions specified in (i) or (ii) above shall require only such affirmative vote as is required by law, regulation or any other provision of our Certificate of Incorporation; and

•	provide that our Bylaws can be amended by our board of directors.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in Certificate of Incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Limited.

Listing

Our common stock is listed on the NYSE under the symbol “LXU.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	holders of Series E Preferred that elect pursuant to the Series E COD to settle the Participation Rights Value in common stock;

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although a significant portion of our assets may be considered United States real property interests, we have not made a determination as to whether we are a USRPHC. However, even if we are, or were to become, a USRPHC, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we are, or were to become, a USRPHC and our common stock were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of its shares or interests in the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder may sell its shares of common stock from time to time at the prevailing market price or in privately negotiated transactions.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholder may sell the shares at fixed prices, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of the determination, may be higher or lower than the market price of our common stock on the NYSE or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholder may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholder and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholder and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholder may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of its shares, including liabilities arising under the Securities Act. Under the registration rights agreement entered into with the selling stockholder, we have agreed to indemnify the selling stockholder against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock. All underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the shares of common stock will be borne by the selling stockholder.

The selling stockholder is subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholder. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholder may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Under the securities laws of some states, if applicable, the securities registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We cannot assure you that the selling stockholder will sell all or any portion of our common stock offered hereby.

Under the registration rights agreement entered into with the selling stockholder, we agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part continuously effective under the Securities Act until the earlier of (a) December 4, 2025 and (b) the date that all Registrable Securities (as such term is defined in the registration rights agreement) covered by this registration statement have ceased to be Registrable Securities.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Certain estimates of the oil and gas reserves and future net cash flows of certain oil and natural gas properties located in Wyoming County, Pennsylvania of Zena Energy, L.L.C, a subsidiary of the Company, incorporated by reference in this prospectus were based upon an engineering report prepared by Pinnacle Energy Services L.L.C., independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We also make available free of charge on our internet website at www.lsbindustries.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.

•	our annual report on Form 10-K for the year ended December 31, 2015;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2016;

•	our current reports on Forms 8-K and 8-K/A filed with the SEC on January 7, 2016, January 8, 2016, January 21, 2016, February 25, 2016, March 1, 2016, March 7, 2016, March 9, 2016, May 10, 2016, May 13, 2016, May 18, 2016, June 6, 2016, and July 8, 2016;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A filed on April 29, 2016; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on October 24, 2008 including any amendments or reports filed for the purpose of updating the description.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

16 South Pennsylvania Avenue

Post Office Box 754

Oklahoma City, Oklahoma 73101

(405) 235-4546

Attention: Michael J. Foster

mfoster@lsbindustries.com

Copies of certain information filed by us with the SEC, including our annual report and quarterly reports, are also available on our website at www.lsbindustries.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

4,525,549 Shares

LSB INDUSTRIES, INC.

Common Stock

Prospectus

            , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee.

SEC registration fee	$5,095
Financial printer fees and expenses	2,500
Legal fees and expenses	75,000
Accounting fees and expenses	2,500

Total	$85,095

Item 14.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Certificate of Incorporation also contains indemnification rights for the directors and officers. Specifically, the Certificate of Incorporation provides for the indemnity of the officers and directors to the fullest extent authorized by the DGCL.

In addition, the DGCL permits the Company and its subsidiaries to purchase and maintain insurance on behalf of any person who is a director or officer for acts committed in their capacities as such directors or officers. The Company currently maintains such liability insurance.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or director derived an improper personal benefit.

Item 15.	Recent Sales of Unregistered Securities.

On December 4, 2015, we entered into a securities purchase agreement with unrelated third parties, LSB Funding LLC and Security Benefit Corporation, in a private placement exempt from registration under the Securities Act (the “Securities Purchase Agreement”). On that day, we issued $210 million of Series E Preferred, warrants to purchase 4,103,746 shares of common stock, par value $0.10 (which was equal to 17.99% of the outstanding shares of common stock before the completion of the private placement) and one share of Series F Redeemable Preferred. Both the Series F Preferred and Series E Preferred were issued in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules.

None.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on July 13, 2016.

LSB INDUSTRIES, INC.

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Behrman and Michael Foster, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Capacity	Date

/s/ Daniel D. Greenwell Daniel D. Greenwell	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	July 13, 2016

/s/ Mark T. Behrman Mark T. Behrman	Executive Vice President of Finance, Chief Financial Officer (Principal Financial Officer)	July 13, 2016

/s/ Harold L. Rieker, Jr. Harold L. Rieker, Jr.	Vice President and Corporate Controller (Principal Accounting Officer)	July 13, 2016

/s/ Jack E. Golsen Jack E. Golsen	Executive Chairman of the Board of Directors	July 13, 2016

/s/ Jonathan S. Bobb Jonathan S. Bobb	Director	July 13, 2016

/s/ Mark R. Genender Mark R. Genender	Director	July 13, 2016

/s/ Barry H. Golsen Barry H. Golsen	Director	July 13, 2016

/s/ William F. Murdy William F. Murdy	Director	July 13, 2016

/s/ Marran H. Ogilvie Marran H. Ogilvie	Director	July 13, 2016

/s/ Joseph E. Reece Joseph E. Reece	Director	July 13, 2016

/s/ Richard W. Roedel Richard W. Roedel	Director	July 13, 2016

/s/ Richard S. Sanders, Jr. Richard S. Sanders, Jr.	Director	July 13, 2016

/s/ Lynn F. White Lynn F. White	Director	July 13, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit Title	Incorporated by Reference to the Following

3(i).1	Restated Certificate of Incorporation, as amended, which the Company hereby incorporates by reference from.	Exhibit 3(i).1 to the Company’s Form 10-K filed on February 28, 2013

3(ii).1	Amended and Restated Bylaws of LSB Industries, Inc. dated August 20, 2009, as amended February 18, 2010, January 17, 2014, February 4, 2014 and August 21, 2014	Exhibit 3(ii).1 to the Company’s Form 8-K filed August 27, 2014

3(ii).2	Fifth Amendment to the Amended and Restated Bylaws of LSB Industries, Inc., dated as of April 26, 2015	Exhibit 3(ii) to the Company’s Form 8-K filed April 30, 2015

3(ii).3	Sixth Amendment to the Amended and Restated Bylaws of LSB Industries, Inc., dated as of December 2, 2015	Exhibit 3(ii) to the Company’s Form 8-K filed December 8, 2015

3(ii).4	Seventh Amendment to the Amended and Restated Bylaws of LSB Industries, Inc., dated as of December 22, 2015	Exhibit 3(ii) to the Company’s Form 8-K filed December 29, 2015

4.1	Specimen Certificate for the Company’s Series B Preferred Stock	Exhibit 4.27 to the Company’s Registration Statement on Form S-3 No. 33-9848

4.2	Specimen Certificate for the Company’s Series D 6% Cumulative, Convertible Class C Preferred Stock	Exhibit 4.3 to the Company’s Form 10-K filed March 3, 2011

4.3	Specimen Certificate for the Company’s Common Stock	Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed November 16, 2012

4.4	Certificate of Designations of Series E Cumulative Redeemable Class C Preferred Stock of LSB Industries, dated as of December 4, 2015	Exhibit 4.1 to the Company’s Form 8-K filed December 8, 2015

4.5	Certificate of Designations of Series F Cumulative Redeemable Class C Preferred Stock of LSB Industries, dated as of December 4, 2015	Exhibit 4.2 to the Company’s Form 8-K filed December 8, 2015

4.6	Renewed Rights Agreement, dated as of December 2, 2008, between the Company and UMB Bank, n.a.	Exhibit 4.1 to the Company’s Form 8-K filed December 5, 2008

4.7	First Amendment to Renewed Rights Agreement, dated December 3, 2008, between LSB Industries, Inc. and UMB Bank, n.a.	Exhibit 4.3 to the Company’s Form 8-K filed December 5, 2008

4.8	Amendment to Renewed Rights Agreement, by and between LSB Industries, Inc. and UMB Bank, n.a., dated as of December 4, 2015	Exhibit 4.3 to the Company’s Form 8-K filed December 8, 2015

4.9	Indenture, dated August 7, 2013, among LSB Industries, Inc., the subsidiary guarantors named therein, UMB Bank, n.a., as trustee	Exhibit 4.1 to the Company’s Form 8-K filed August 14, 2013

4.10	Intercreditor Agreement by and among Wells Fargo Capital Finance, Inc., as agent and UMB Bank, n.a., as collateral agent, and acknowledged and agreed to by LSB Industries, Inc. and the other grantors named therein	Exhibit 99.1 to the Company’s Form 8-K filed August 14, 2013

4.11	Form of Incentive Stock Option Agreement of LSB Industries, Inc.	Exhibit 10.8 to the Company’s Form 10-K for the fiscal year ended December 31, 2015, filed February 29, 2016

4.12	Form of Restricted Stock Agreement of LSB Industries, Inc.	Exhibit 10.3 to the Company’s Form 8-K, filed January 8, 2016

5.1(a)	Opinion of Vinson & Elkins L.L.P.

10.1*	Form of Death Benefit Plan Agreement	Exhibit 10.2 to the Company’s Form 10-K filed March 31, 2006

10.2*	LSB Industries, Inc. 1998 Stock Option and Incentive Plan	Exhibit 10.44 to the Company’s Form 10-K filed April 15, 1999

10.3*	LSB Industries, Inc. Outside Directors Stock Purchase Plan	Exhibit 99.2 to the Company’s Form 8-K filed October 23, 2014

10.4*	Nonqualified Stock Option Agreement, dated June 19, 2006, between LSB Industries, Inc. and Dan Ellis	Exhibit 99.1 to the Company’s Registration Statement on Form S-8 filed September 10, 2007

10.5*	Nonqualified Stock Option Agreement, dated June 19, 2006, between LSB Industries, Inc. and John Bailey	Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed September 10, 2007

10.6*	LSB Industries, Inc. 2008 Incentive Stock Plan, effective June 5, 2008, as amended by the First Amendment, effective June 5, 2014	Exhibit 99.3 to the Company’s Form 8-K filed June 11, 2014

10.7*	Form of Restricted Stock Agreement of LSB Industries, Inc.	Exhibit 10.3 to the Company’s Form 8-K filed January 8, 2016

10.8*	Form of Incentive Stock Option Agreement for 2008 Plan	Exhibit 10.8 to the Company’s Form 10-K filed February 29, 2016

10.9*	Employment Agreement, dated April 27, 2015, by and among the Company and Barry H. Golsen	Exhibit 99.3 to the Company’s Form 8-K filed April 30, 2015

10.10*	Severance and Release Agreement, dated September 1, 2015, by and between the Company and Barry H. Golsen	Exhibit 10.1 to the Company’s Form 8-K filed September 4, 2015

10.11*	Amendment to Severance Agreement, dated December 17, 2008, between Barry H. Golsen and the Company. Each Amendment to Severance Agreement with Jack E. Golsen, Tony M. Shelby, David R. Goss and David M. Shear is substantially the same as this exhibit and will be provided to the Commission upon request.	Exhibit 99.2 to the Company’s Form 8-K filed December 23, 2008

10.12*	Employment Agreement and Amendment to Severance Agreement dated January 12, 1989, between the Company and Jack E. Golsen, dated March 21, 1996, (with Severance Agreement dated January 17, 1989 attached) as amended by the First Amendment to Employment Agreement, dated April 29, 2003, as amended by the Second Amendment to Employment Agreement, dated May 12, 2005, as amended by the Third Amendment to Employment and Severance Agreement, dated December 17, 2008, as amended by the Fourth Amendment to Employment Agreement, dated January 1, 2015	Exhibit 10.9 to the Company’s Form 10-K filed March 2, 2015

10.13*	2015 Amendment to Severance Agreement, dated April 27, 2015, by and among the Company and Jack E. Golsen	Exhibit 99.7 to the Company’s Form 8-K filed April 30, 2015

10.14*	Offer Letter, dated February 5, 2014, and Non-Qualified Stock Option Agreement, by and among the Company to Mark T. Behrman	Exhibit 99.5 to the Company’s Form 8-K filed April 30, 2015

10.15*	Employment Agreement, dated April 27, 2015, by and among the Company and Mark T. Behrman	Exhibit 99.4 to the Company’s Form 8-K filed April 30, 2015

10.16*	Employment Agreement by and between LSB Industries, Inc. and Mark Behrman, dated January 14, 2016	Exhibit 10.1 to the Company’s Form 8-K filed January 21, 2016

10.17*	Restricted Stock Agreement by and between LSB Industries, Inc. and Mark Behrman, dated as of December 31, 2015	Exhibit 10.17 to the Company’s Form 10-K filed February 29, 2016

10.18*	Amendment and Restated Severance Agreement, dated April 27, 2015, by and among the Company and Tony M. Shelby. Substantially similar Amended and Restated Severance Agreements, each dated April 27, 2015, between the Company and each of David R. Goss, Phil Gough, Greg Withrow, James Murray, III, Michael Tepper, Paul Rydlund, Steven Golsen, Heidi Brown, and David Shear are not attached hereto, but will be provided to the Securities and Exchange Commission upon request.	Exhibit 99.6 to the Company’s Form 8-K filed April 30, 2015

10.19*	Severance and Release Agreement, dated November 3, 2015, by and between the Company and David R. Goss	Exhibit 10.2 to the Company’s Form 10-Q filed November 9, 2015

10.20*	Independent Contractor Agreement, dated September 30, 2015, by and among the Company and Circle S. Consulting LLC, (executed by Richard S. Sanders on behalf of Circle S. Consulting LLC as President & Individually).	Exhibit 10.3 to the Company’s Form 10-Q filed November 9, 2015

10.21*	Severance and Release Agreement by and between LSB Industries, Inc. and David M. Shear, dated as of December 31, 2015	Exhibit 10.1 to the Company’s Form 8-K filed January 8, 2016

10.22*	Consulting Agreement by and between LSB Industries, Inc. and David M. Shear, dated as of December 31, 2015	Exhibit 10.2 to the Company’s Form 8-K filed January 8, 2016

10.23*	Employment Agreement by and between LSB Industries, Inc. and Daniel D. Greenwell, dated as of December 31, 2015	Exhibit 10.1 to the Company’s Form 8-K/A filed January 8, 2016

10.24*	Restricted Stock Agreement by and between LSB Industries, Inc. and Daniel D. Greenwell, dated as of December 31, 2015	Exhibit 10.2 to the Company’s Form 8-K/A filed January 8, 2016

10.25*	Employment Agreement by and between LSB Industries, Inc. and Michael Foster, dated as of January 5, 2016	Exhibit 10.25(a) to the Company’s Form 10-K, filed February 29, 2016

10.26*	Restricted Stock Agreement by and between LSB Industries, Inc. and Michael Foster, dated as of January 5, 2016	Exhibit 10.26(a) to the Company’s Form 10-K, filed February 29, 2016

10.27*	Separation and Release Agreement by and between LSB Industries, Inc. and Tony M. Shelby, dated as of February 22, 2016	Exhibit 10.1 to the Company’s Form 8-K filed February 25, 2016

10.28*	Form of Retention Bonus Agreement	Exhibit 10.28 to the Company’s Form 10-K filed February 29, 2016

10.29	Indemnification Agreement, dated October 14, 2015, between the Company and Jack E. Golsen, together with a schedule identifying other substantially identical agreements between the Company and each of the other directors identified on the schedule	Exhibit 10.1 to the Company’s Form 8-K filed October 19, 2015

10.30	Indemnification Agreement, dated October 14, 2015, between the Company and David M. Shear, together with a schedule identifying other substantially identical agreements between the Company and each of its executive officers identified on the schedule	Exhibit 10.2 to the Company’s Form 8-K filed October 19, 2015

10.31	Indemnification Agreement, dated as of December 7, 2015, by and between LSB Industries, Inc. and Jonathan S. Bobb, together with a schedule identifying other substantially identical agreements between the Company and each of the other directors identified on the schedule	Exhibit 10.5 to the Company’s Form 8-K filed December 8, 2015

10.32	Nitric Acid Supply, Operating and Maintenance Agreement, dated October 23, 2008, between El Dorado Nitrogen, L.P., El Dorado Chemical Company and Bayer MaterialScience LLC

Exhibit 10.1 to the Company’s Form 10-Q filed November 6, 2008

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER CF #30125, DATED OCTOBER 4, 2013, GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.33	Second Amendment to the Nitric Acid Supply, Operating and Maintenance Agreement, dated June 16, 2010, between El Dorado Nitrogen, L.P., El Dorado Chemical Company and Bayer MaterialScience LLC

Exhibit 10.2 to the Company’s Form 10-Q filed August 6, 2010

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER CF #30124, DATED OCTOBER 4, 2013, GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.34	Third Amendment to Nitric Acid Supply, Operating and Maintenance Agreement, dated June 25, 2013, between El Dorado Nitrogen, L.P., El Dorado Chemical Company and Bayer MaterialScience LLC

Exhibit 10.3 to the Company’s Form 10-Q filed August 9, 2013

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS SUBJECT OF A COMMISSION ORDER CF #30123, DATED OCTOBER 4, 2013, GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.35	AN Supply Agreement, dated effective January 1, 2010, between El Dorado Chemical Company and Orica International Pte Ltd.	Exhibit 10.27 to the Company’s Form 10-K filed March 8, 2010

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDERS CF #24842, DATED MARCH 25, 2010, AND CF #31968, DATED FEBRUARY 3, 2015 GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.36	First Amendment to AN Supply Agreement, dated effective March 1, 2010, between El Dorado Chemical Company and Orica International Pte Ltd.	Exhibit 10.28 to the Company’s Form 10-K filed March 8, 2010

10.37	Third Amendment to AN Supply Agreement, dated effective April 9, 2013, between El Dorado Chemical Company and Orica International Pte Ltd.	Exhibit 99.1 to the Company’s Form 8-K, filed May 1, 2013

10.38	Agreement, dated effective August 1, 2013, between United Steel Workers of America International Union on behalf of LOCAL 13-434 and El Dorado Chemical Company	Exhibit 99.1 to the Company’s Form 8-K filed October 11, 2013

10.39	Agreement, dated effective October 17, 2013, between International Association of Machinists and Aerospace Workers, AFL-CIO Local No. 224 and El Dorado Chemical Company	Exhibit 99.2 to the Company’s Form 8-K filed October 11, 2013

10.40	Agreement, dated November 12, 2013, between United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC, on behalf of Local No. 00417 and Cherokee Nitrogen Company	Exhibit 99.1 to the Company’s Form 8-K filed February 13, 2014

10.41	Asset Purchase Agreement, dated as of December 6, 2002 by and among Energetic Systems Inc. LLC, UTeC Corporation, LLC, SEC Investment Corp. LLC, DetaCorp Inc. LLC, Energetic Properties, LLC, Slurry Explosive Corporation, Universal Tech Corporation, El Dorado Chemical Company, LSB Chemical Corp., LSB Industries, Inc. and Slurry Explosive Manufacturing Corporation, LLC	Exhibit 2.1 to the Company’s Form 8-K dated December 27, 2002

10.42	Exhibits and Disclosure Letters to the Asset Purchase Agreement, dated as of December 6, 2002 by and among Energetic Systems Inc. LLC, UTeC Corporation, LLC, SEC Investment Corp. LLC, DetaCorp Inc. LLC, Energetic Properties, LLC, Slurry Explosive Corporation, Universal Tech Corporation, El Dorado Chemical Company, LSB Chemical Corp., LSB Industries, Inc. and Slurry Explosive Manufacturing Corporation, LLC	Exhibit 10.1b to the Company’s Form 10-Q filed August 6, 2010

10.43	Anhydrous Ammonia Sales Agreement, dated effective January 1, 2009 between Koch Nitrogen International Sàrl and El Dorado Chemical Company	Exhibit 10.49 to the Company’s Form 10-K filed March 13, 2009

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER CF #28828, DATED SEPTEMBER 14, 2012, GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.44	Second Amendment to Anhydrous Ammonia Sales Agreement, dated February 23, 2010, between Koch Nitrogen International Sàrl and El Dorado Chemical Company

Exhibit 10.35 to the Company’s Form 10-K filed March 8, 2010

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER CF #28827, DATED SEPTEMBER 14, 2012, GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.45	Fifth Amendment to the Anhydrous Ammonia Sales Agreement, dated August 22, 2012, between KOCH Nitrogen International Sàrl and El Dorado Chemical Company

Exhibit 99.1 to the Company’s Form 8-K filed August 28, 2012

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER CF#28826, DATED SEPTEMBER 14, 2012, GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.46	Ninth Amendment to Anhydrous Ammonia Sales Agreement, dated November 30, 2015, between Koch Nitrogen International Sàrl and El Dorado Chemical Company

Exhibit 10.46 to the Company’s Form 10-K filed February 29, 2016

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 2016 WHEREBY THE COMPANY REQUESTS CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.47	Urea Ammonium Nitrate Purchase and Sale Agreement, dated May 7, 2009, between Pryor Chemical Company and Koch Nitrogen Company, LLC.	Exhibit 99.1 to the Company’s Form 8-K filed May 13, 2009

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER CF #23659, DATED JUNE 9, 2009, GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.48	Amendment No. 1 to Urea Ammonium Nitrate Purchase and Sale Agreement, dated October 29, 2009, between Pryor Chemical Company and Koch Nitrogen Company, LLC

Exhibit 99.1 to the Company’s Form 8-K filed November 4, 2009

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER CF #24284, DATED NOVEMBER 19, 2009, GRANTING REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.49	Ammonia Purchase and Sale Agreement by and between El Dorado Chemical Company and Koch Fertilizer, LLC, dated as of November 2, 2015

Exhibit 10.49 to the Company’s Form 10-K filed February. 29, 2016

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 29, 2016 WHEREBY THE COMPANY REQUESTS CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.50	Railcar Management Agreement, dated May 7, 2009, between Pryor Chemical Company and Koch Nitrogen Company, LLC	Exhibit 99.2 to the Company’s Form 8-K filed May 13, 2009

10.51	Real Estate Purchase Contract, dated as of May 26, 2011, by and between DPMG, Inc., Prime Financial L.L.C., Landmark Land Company, Gerald G. Barton and Jack E. Golsen	Exhibit 10.1 to the Company’s Form 10-Q filed November 7, 2011

10.52	Real Estate Purchase Contract, dated as of September 8, 2011, by and between South Padre Island Development, LLC, Prime Financial L.L.C., Landmark Land Company, Gerald G. Barton and Jack E. Golsen	Exhibit 10.2 to the Company’s Form 10-Q filed November 7, 2011

10.53	Common Stock Purchase Warrant granted by Landmark Land Company to Prime Financial, L.L.C., dated February 7, 2012	Exhibit 99.4 to the Company’s Form 8-K filed February 16, 2012

10.54	Geothermal Use Contract, between South Padre Island Development, LLC and Prime Financial, L.L.C., dated February 7, 2012	Exhibit 99.5 to the Company’s Form 8-K filed February 16, 2012

10.55	Purchase and Sale Agreement, dated October 31, 2012, between Clearwater Enterprises, L.L.C. and Zena Energy, L.L.C.	Exhibit 99.1 to the Company’s Form 8-K filed November 2, 2012. Exhibits to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the Securities and Exchange Commission upon request.

10.56	Purchase and Sale Agreement, dated August 28, 2013, between Hat Creek Energy LLC, Citrus Energy Appalachia, LLC, Troy Energy Investments, LLC, and Zena Energy, L.L.C.	Exhibit 99.1 to the Company’s Form 8-K, filed August 30, 2013. Exhibits to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the Securities and Exchange Commission upon request.

10.57	Contract, between Weatherly Inc. and El Dorado Chemical Company, dated November 30, 2012	Exhibit 99.2 to the Company’s Form 8-K filed December 6, 2012

10.58	Engineering, Procurement and Construction Agreement, dated August 12, 2013, between El Dorado Ammonia L.L.C. and SAIC Constructors, LLC	Exhibit 10.1 to the Company’s Form 8-K filed August 15, 2013

10.59	Construction Agreement-DMW2, dated November 6, 2013, between El Dorado Chemical Company and SAIC Constructors, LLC	Exhibit 99.1 to the Company’s Form 8-K filed November 12, 2013

10.60	Construction Agreement-NACSAC, dated November 6, 2013, between El Dorado Chemical Company and SAIC Constructors, LLC	Exhibit 99.2 to the Company’s Form 8-K filed November 12, 2013

10.61	Engineering, Procurement and Construction Agreement, dated December 31, 2013, between El Dorado Chemical Company and SAIC Constructors, LLC	Exhibit 99.1 to the Company’s Form 8-K filed January 7, 2014

10.62	Engineering Procurement and Construction Contract, Amendment No.1 dated October 20, 2015, between El Dorado Ammonia L.L.C. and SAIC Constructors, LLC	Exhibit 10.1 to the Company’s Form 8-K filed October 26, 2015

10.63	Promissory Note, dated February 1, 2013, in the original principal amount of $35 million, issued by Zena Energy L.L.C. in favor of International Bank of Commerce	Exhibit 99.1 to the Company’s Form 8-K filed February 7, 2013

10.64	Leasehold Mortgage, Security Agreement, Assignment and Fixture Filing, dated February 1, 2013, from Zena Energy L.L.C. to International Bank of Commerce	Exhibit 99.2 to the Company’s Form 8-K filed February 7, 2013

10.65	Guaranty, dated February 1, 2013, issued by LSB Industries, Inc. in favor of International Bank of Commerce	Exhibit 99.3 to the Company’s Form 8-K filed February 7, 2013

10.66	Settlement Agreement, dated April 26, 2015, by and among the Company and Starboard Value LP	Exhibit 99.1 to the Company’s Form 8-K filed April 30, 2015

10.67	Agreement by and among the Company and Engine Capital, L.P., Red Alder, LLC, and certain of their respective affiliates, dated April 3, 2014	Exhibit 99.2 to the Company’s Form 8-K filed April 4, 2014

10.68	Consent Decree, dated May 28, 2014, by and among, LSB Industries, Inc., El Dorado Chemical Co.,	Exhibit 99.1 to the Company’s Form 8-K filed June 3, 2014

Cherokee Nitrogen Co., Pryor Chemical Co., El Dorado Nitrogen, L.P., the U.S. Department of Justice, the U.S. Environmental Protection Agency, the Alabama Department of Environmental Management, and the Oklahoma Department of Environment Quality

10.69	Second Amended and Restated Loan and Security Agreement, dated effective December 31, 2013, by and among LSB Industries, Inc., each of its subsidiaries that are signatories thereto, the lenders signatories thereto, and Wells Fargo Capital Finance, LLC	Exhibit 4.9 to the Company’s Form 10-K filed February 27, 2014

10.70	Amendment No. 1 to the Second Amended and Restated Loan and Security Agreement, dated effective as of June 11, 2015, by and among LSB Industries, Inc. its subsidiaries identified on the signature pages thereof, the lenders identified on the signature pages thereof and Wells Fargo Capital Finance, LLC, as the arranger and administrative agent for the Lenders	Exhibit 99.1 to the Company’s Form 8-K filed June 17, 2015

10.71	Amendment No. 2 to the Second Amended and Restated Loan and Security Agreement, dated as of November 9, 2015, by and among LSB Industries, Inc., its subsidiaries identified on the signature pages thereof, the lenders identified on the signature pages thereof, and Wells Fargo Capital Finance, LLC, as the arranger and administrative agent for the Lenders	Exhibit 10.3 to the Company’s Form 8-K filed November 16, 2015

10.72	Security Agreement dated as of August 7, 2013 among LSB Industries, Inc. and the other grantors identified therein in favor of UMB Bank, N.A. as Collateral Agent	Exhibit 10.72 to the Company’s Form 10-K filed February 29, 2016

10.73	Supplement No. 1 to Security Agreement February 12, 2014 among LSB Industries, Inc. and the other grantors identified therein in favor of UMB Bank, N.A., as Collateral Agent	Exhibit 10.73 to the Company’s Form 10-K filed February 29, 2016

10.74	Note Purchase Agreement, dated November 9, 2015, by and among LSB Industries, Inc., the guarantors party thereto and LSB Funding LLC	Exhibit 10.1 to the Company’s Form 8-K filed November 16, 2015

10.75	Promissory Note, dated November 9, 2015, by LSB Industries, Inc.	Exhibit 10.2 to the Company’s Form 8-K filed November 16, 2015

10.76	Joinder to Intercreditor Agreement, dated November 9, 2015, by and among LSB Funding LLC, Wells Fargo Capital Finance, Inc., as ABL Agent, UMB Bank, N.A., as Notes Agent, LSB Industries, Inc. and the guarantors party thereto	Exhibit 10.4 to the Company’s Form 8-K filed November 16, 2015

10.77	Joinder to Security Agreement, dated November 9, 2015, by and among LSB Funding LLC, UMB Bank, N.A., as Collateral Agent, LSB Industries, Inc. and the guarantors party thereto	Exhibit 10.5 to the Company’s Form 8-K filed November 16, 2015

10.78	Securities Purchase Agreement by and among LSB Industries, Inc., LSB Funding LLC, and Security Benefit Corporation, dated as of December 4, 2015	Exhibit 10.1 to the Company’s Form 8-K filed December 8, 2015

10.79	Warrant to Purchase Common Stock issued by LSB Industries to LSB Funding LLC, dated as of December 4, 2015	Exhibit 10.2 to the Company’s Form 8-K filed December 8, 2015

10.80	Board Representation and Standstill Agreement by and between LSB Industries, Inc., LSB Funding LLC, Security Benefit Corporation, Todd Boehly and the Golsen Holders (as defined therein), dated as of December 4, 2015	Exhibit 10.3 to the Company’s Form 8-K filed December 8, 2015

10.81	Registration Rights Agreement by and between LSB Industries, Inc. and the Purchaser Named on Schedule A thereto, dated as of December 4, 2015	Exhibit 10.4 to the Company’s Form 8-K filed December 8, 2015

10.82	Urea Ammonium Nitrate Purchase and Sale Agreement dated as of March 3, 2016 and effective as of June 1, 2016 between Coffeyville Resources Nitrogen Fertilizers, LLC and Pryor Chemical Company

Exhibit 10.1 to the Company’s Form 10-Q filed May 4, 2016

CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AS IT IS THE SUBJECT OF A COMMISSION ORDER SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2016 WHEREBY THE COMPANY REQUESTS CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FREEDOM OF INFORMATION ACT.

10.83	Stock Purchase Agreement by and among Consolidated Industries L.L.C., The Climate Control Group, Inc., NIBE Energy Systems Inc. and, solely for purposes of Sections 6.8, 6.19 and 11.15 therein, LSB Industries, Inc., and solely for purposes of Section 11.16 therein, NIBE Industrier AB (publ), dated as of May 11, 2016.	Exhibit 10.1 to the Company’s Form 8-K filed May 13, 2016.

21.1(a)	Subsidiaries of the Company

23.1(a)	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.2(a)	Consent of Independent Registered Public Accounting Firm

23.3(a)	Consent of Pinnacle Energy Services, L.L.C.

24.1(a)	Power of Attorney (included as part of the signature pages to the Registration Statement).

(a)	Filed herewith.
*	Executive Compensation Plan or Arrangement